Exhibit 99.1
News Release

MMC REPORTS FIRST QUARTER 2010 RESULTS

First Quarter GAAP EPS From Continuing Operations Increased 48 Percent to $.49
First Quarter Adjusted EPS Grew 31 Percent to $.51

NEW YORK, May 4, 2010 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the first quarter ended March 31, 2010.

Brian Duperreault, MMC President and CEO said: “MMC’s performance in the first quarter of 2010 reflects effective management of our businesses throughout the economic downturn. We generated a 35 percent increase in operating income on a GAAP basis, or an increase of 18 percent on an adjusted basis. This was driven primarily by improved performance at Mercer, Oliver Wyman and Kroll.

“Results produced by our Risk and Insurance Services segment were strong, particularly in light of continued soft market conditions in the property and casualty insurance marketplace.  We saw operating income growth in both Marsh and Guy Carpenter in the quarter.

“The Consulting segment’s growth in operating income in the quarter was led by Oliver Wyman, which had marked improvement in profitability, with a significant contribution from Mercer.

“Risk Consulting & Technology’s operating income increased substantially, as Kroll continued to streamline its business. The improvement was driven primarily by Ontrack, Kroll’s largest business.

“Overall, we are pleased with how all of our businesses performed this quarter,” Mr. Duperreault concluded.

MMC Consolidated Results
MMC’s consolidated revenue in the first quarter of 2010 rose 7 percent to $2.8 billion from the first quarter of 2009 and was flat on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

MMC’s net income rose to $248 million, or $.45 per share, compared with net income of $176 million, or $.33 per share, in 2009. Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, increased 31 percent to $.51, compared with $.39 in 2009.

Risk and Insurance Services
Risk and Insurance Services segment revenue in the first quarter of 2010 rose 9 percent to $1.5 billion from the first quarter of 2009 and was flat on an underlying basis. Operating income in the first quarter of 2010 rose 17 percent to $347 million, compared with $297 million in last year’s first quarter.  Adjusted operating income increased 4 percent to $357 million, compared with $343 million in the same period last year.

Marsh’s revenue in the first quarter of 2010 increased 8 percent to $1.2 billion from the same period last year and was unchanged on an underlying basis. Underlying revenue growth in the United States / Canada was 1 percent. Underlying revenue growth in international operations was unchanged, reflecting growth of 3 percent in Latin America and 2 percent in Asia Pacific, offset by a 1 percent decline in EMEA. Marsh had strong growth in new business in the quarter.

On April 1, 2010 Marsh completed the acquisition of HSBC Insurance Brokers Ltd., an international provider of risk intermediary and risk advisory services.  During the first quarter, Marsh & McLennan Agency acquired Virginia-based Thomas Rutherfoord, Inc., one of the most highly regarded insurance broking firms in the Southeast and mid-Atlantic regions, with more than 300 employees and annual revenue of $80 million.  Together with the acquisitions completed since last November, Marsh & McLennan Agency has annualized revenue approaching $200 million.

Guy Carpenter’s first quarter 2010 revenue increased 12 percent to $315 million, including the acquisitions of John B. Collins Associates and Rattner Mackenzie in 2009. Revenue increased 1 percent on an underlying basis.

Consulting
Consulting segment revenue increased 7 percent to $1.2 billion in the first quarter of 2010, or 1 percent on an underlying basis. Operating income was $116 million in the first quarter of 2010, up from $73 million in the first quarter of 2009. Adjusted operating income rose 57 percent to $116 million.

Mercer’s revenue increased 6 percent to $849 million in the first quarter of 2010 and declined 1 percent on an underlying basis. Mercer’s consulting operations produced revenue of $598 million, a decline of 4 percent on an underlying basis from the first quarter of 2009; outsourcing, with revenue of $162 million, increased 3 percent; and investment consulting and management, with revenue of $89 million, grew 17 percent. Oliver Wyman’s revenue increased 10 percent to $306 million in the first quarter of 2010, or 6 percent on an underlying basis.  Financial services, Oliver Wyman’s largest practice, produced a double-digit revenue increase.

Risk Consulting & Technology
Kroll’s revenue decreased 3 percent to $162 million in the first quarter of 2010, or 2 percent on an underlying basis. The segment’s adjusted operating income in the first quarter of 2010 rose to $15 million from $5 million in the prior year’s quarter. Kroll’s litigation support and data recovery business, Ontrack, had an 8 percent increase in underlying revenue.

Discontinued Operations
In the first quarter of 2010, Kroll completed the sale of Kroll Laboratory Specialists for a pre-tax gain of $16 million.  The low tax basis associated with this entity resulted in an after-tax loss on disposal of $22 million, which is included in discontinued operations.  The operating results of this business through the date of sale have not been reclassified into discontinued operations.

Conference Call
A conference call to discuss first quarter 2010 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 856 1968. Callers from outside the United States should dial 719 325 4901.  The access code for both numbers is 3574917. The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With over 52,000 employees worldwide and annual revenue exceeding $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•
our exposure to potential liabilities arising out of a civil lawsuit against Mercer filed by the Alaska Retirement Management Board in Alaska state court that is scheduled for trial in July 2010 in Juneau, which alleges professional negligence and malpractice, breach of contract, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, unfair trade practices and fraud and misrepresentation related to actuarial services provided by Mercer;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;
•	the impact of current economic and financial market conditions on our results of operations and financial condition, particularly with respect to our consulting businesses;
•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;
•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;
•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;
•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•	the impact of competition, including with respect to pricing, and the emergence of new competitors;
•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;
•	our ability to successfully recover should we experience a disaster or other business continuity problem;
•	changes in applicable tax or accounting requirements; and
•
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Revenue	$2,795	$2,609

Expense:
Compensation and Benefits	1,650	1,571
Other Operating Expenses	706	714
Total Expense	2,356	2,285

Operating Income	439	324

Interest Income	4	6

Interest Expense	(60)	(56)

Investment Income (Loss)	8	(15)

Income Before Income Taxes	391	259

Income Taxes	117	80

Income from Continuing Operations	274	179

Discontinued Operations, Net of Tax	(22)	1

Net Income Before Non-Controlling Interests	252	180

Less: Net Income Attributable to Non-Controlling Interests	4	4

Net Income Attributable to MMC	$248	$176

Basic Net Income Per Share – Continuing Operations	$0.50	$0.33
– Net Income	$0.46	$0.33

Diluted Net Income Per Share – Continuing Operations	$0.49	$0.33
– Net Income	$0.45	$0.33

Average Number of Shares Outstanding– Basic	533	515
– Diluted	536	515
Shares Outstanding at 3/31	541	517

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)
				Components of Revenue Change
	Three Months Ended March 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,166	$1,076	8%	6%	2%	0%
Guy Carpenter	315	281	12%	3%	9%	1%
Subtotal	1,481	1,357	9%	5%	4%	0%
Fiduciary Interest Income	11	15	(28)%	7%	–	(35)%
Total Risk and Insurance Services	1,492	1,372	9%	5%	4%	0%

Consulting
Mercer	849	803	6%	7%	–	(1)%
Oliver Wyman Group	306	280	10%	4%	–	6%
Total Consulting	1,155	1,083	7%	6%	–	1%

Risk Consulting & Technology
Kroll	162	167	(3)%	2%	(3)%	(2)%
Corporate Advisory and Restructuring	–	–	–	–	–	–
Total Risk Consulting & Technology	162	167	(3)%	2%	(3)%	(2)%

Corporate Eliminations	(14)	(13)

Total Revenue	$2,795	$2,609	7%	5%	2%	0%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change
	Three Months Ended March 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$527	$500	5%	7%	(1)%	(1)%
Asia Pacific	99	86	14%	14%	(2)%	2%
Latin America	52	47	10%	9%	(2)%	3%
Total International	678	633	7%	8%	(1)%	0%
U.S. / Canada	488	443	10%	2%	7%	1%
Total Marsh	$1,166	$1,076	8%	6%	2%	0%

Mercer:
Retirement	$280	$276	1%	7%	–	(5)%
Health and Benefits	225	212	6%	4%	–	2%
Rewards, Talent & Communication	93	105	(11)%	4%	–	(15)%
Mercer Consulting	598	593	1%	5%	–	(4)%
Outsourcing	162	142	14%	11%	–	3%
Investment Consulting & Management	89	68	32%	15%	–	17%
Total Mercer	$849	$803	6%	7%	–	(1)%

Kroll:
Litigation Support and Data Recovery	$78	$71	11%	2%	–	8%
Background Screening	52	62	(17)%	1%	(9)%	(9)%
Risk Mitigation and Response	32	34	(7)%	5%	–	(11)%
Total Kroll	$162	$167	(3)%	2%	(3)%	(2)%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
 Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income or loss.  The following table identifies these noteworthy items and reconciles adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended March 31, 2010 and 2009.  The following table also presents adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology		Corporate	Total
Three Months Ended March 31, 2010
Operating income (loss)	$347	$116	$16		$(40)	$439
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	5	–	1		3	9
Settlement, Legal and Regulatory (b)	4	–	–		–	4
Accelerated Amortization	1	–	–		–	1
Other	–	–	(2	) (c)	–	(2)
Operating income adjustments	10	–	(1)		3	12

Adjusted operating income (loss)	$357	$116	$15		$(37)	$451

Operating margin	23.3%	10.0%	9.9%		N/A	15.7%
Adjusted operating margin	23.9%	10.0%	9.3%		N/A	16.1%

Three Months Ended March 31, 2009
Operating income (loss)	$297	$73	$4	$(50)	$324
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	27	1	1	11 (d)	40
Settlement, Legal and Regulatory (b)	18	–	–	–	18
Other	1	–	–	–	1
Operating income adjustments	46	1	1	11	59

Adjusted operating income (loss)	$343	$74	$5	$(39)	$383

Operating margin	21.6%	6.7%	2.4%	N/A	12.4%
Adjusted operating margin	25.0%	6.8%	3.0%	N/A	14.7%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction initiatives.

(b) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.

(c) Royalty income from previously owned corporate advisory and restructuring business.

(d) Reflects adjustments to estimated future rent and other real estate costs primarily related to previously vacated space in MMC’s New York headquarters.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted Income, net of tax
 Adjusted income, net of tax is calculated as: MMC’s GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the impact of non-GAAP measures on diluted earnings per share – Three Months Ended March 31, 2010 and 2009:

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended March 31, 2010		$274	$264	$0.49
Income from continuing operations
Add impact of operating income adjustments	$12
Deduct impact of income tax expense	(2)
		10	10	$0.02
Adjusted income, net of tax		$284	$274	$0.51

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended March 31, 2009
Income from continuing operations		$179	$170	$0.33
Add impact of operating income adjustments	$59
Deduct impact of income tax expense	(26)
		33	31	0.06
Adjusted income, net of tax		$212	$201	$0.39

Marsh & McLennan Companies, Inc.
Supplemental Expense Information
Three Months Ended March 31
(Millions) (Unaudited)

	2010	2009
Depreciation and Amortization Expense	$97	$90

Stock Option Expense	$6	$-

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$1,167	$1,777
Net receivables	2,935	2,855
Other current assets	490	299

Total current assets	4,592	4,931

Goodwill and intangible assets	7,250	7,173
Fixed assets, net	920	952
Pension related asset	140	94
Deferred tax assets	1,096	1,242
Other assets	964	945

TOTAL ASSETS	$14,962	$15,337

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$558	$558
Accounts payable and accrued liabilities	1,870	1,826
Accrued compensation and employee benefits	637	1,319
Dividends payable	109	-

Total current liabilities	3,174	3,703

Fiduciary liabilities	3,909	3,559
Less – cash and investments held in a fiduciary capacity	(3,909)	(3,559)
	-	-

Long-term debt	3,032	3,034
Pension, postretirement and postemployment benefits	1,163	1,184
Liabilities for errors and omissions	517	518
Other liabilities	1,062	1,035

Total stockholders’ equity	6,014	5,863

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,962	$15,337